Exhibit 10.41

Waiver Agreement

Westgate Equity Partners, L.P., a limited partnership organized under the laws of Delaware (the “Holder”) is the sole holder of the 13,540,723 outstanding shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) of Naturade, Inc., a Delaware corporation (“Naturade”) and the sole holder of rights to purchase Series B Preferred Stock, under a Warrant to purchase up to 33,641,548 shares of Series B Preferred Stock dated as of January 2, 2002 (the “Warrant”).

Section D of the Certificate of Designation of Series B Convertible Preferred Stock of Naturade, Inc. provides a right to accrue dividends (“Preferential Dividends”) as follows:

“Preferential dividends on each share of Series B Preferred Stock shall be cumulative and accrue (whether or not there are profits or capital or surplus available therefor) at the rate of ten percent (10%) per annum on the Accrued Value thereof (computed on a semi-annual basis based upon a 360-day year of twelve 30-day months and pro rated as necessary in the event that dividends shall be paid on other than a semi-annual basis) from the Issuance Date of such share.  The term “Accrued Value” shall mean, with respect to each share of Series B Preferred Stock, the sum of (i) $0.1477, plus (ii) all cash dividends that have been accrued and that have not been paid (as adjusted for any stock splits, stock dividends, recapitalizations or the like).”

Naturade has an immediate need for working capital.  Health Holdings and Botanicals, LLC and David A. Weil, LLC (the “Lenders”) have proposed to lend to Naturade up to $750,000, with an initial advance of $450,000, to be used for working capital, in the form attached hereto as Exhibit A (the “Loan”).  As a condition to making the Loan, the Lenders require that the Holder agrees that no dividends shall accrue with respect to the Series B Preferred Stock during 2003.

In order to facilitate the making of the Loan, and in consideration of the benefit received by the Holder as a stockholder of Naturade by the lending of new funds to Naturade for working capital, the Holder agrees as follows:

1.                                       Subject to the conditions in Paragraph 3, the Holder hereby permanently waives any right to accrue Preferential Dividends with respect to the Series B Preferred Stock from January 1, 2003 through December 31, 2003, including any amounts that might otherwise accrue with respect to previously accrued and unpaid dividends.  Accordingly, the “Accrued Value” for purposes of the Certificate of Designation shall not at any time include any amounts accrued for the period from January 1, 2003 through December 31, 2003.

2.                                       Holder agrees to make the waiver in Paragraph 1 with respect to all outstanding shares of Series B Preferred Stock and any shares of Series B Preferred Stock that might be purchased on exercise of the Warrant.

3.                                       The waiver provided herein shall be subject to the following conditions:  (i) the execution and delivery of the Loan Agreement between Naturade and the Lenders with respect to the Loan, and (ii) the making of the first advance under the Loan, in an amount of $450,000.

IN WITNESS WHEREOF, the Holder has caused its duly authorized representative to execute this Waiver Agreement on this 14 day of April, 2003.

WESTGATE EQUITY PARTNERS, L.P.

By:	/s/ Robert Vitale

Name: Robert Vitale

Title: Manager